Exhibit 99.1

FOR IMMEDIATE RELEASE

CardioNet, Inc. Appoints New Chief Financial Officer CONSHOHOCKEN, Pa., Jan 15, 2010 (BUSINESS WIRE) — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today that Heather C. Getz has been appointed to the position of Senior Vice President and Chief Financial Officer, effective immediately. Ms. Getz, who was previously Vice President of Finance at CardioNet, succeeds Marty P. Galvan, who left the Company to pursue other career opportunities.

Randy Thurman, Chairman, President and Chief Executive Officer of CardioNet, stated, “We are pleased to welcome Heather into her new role as Chief Financial Officer of CardioNet. I have known and worked with Heather for eight years and I have complete confidence in her financial leadership as we continue to implement our reorganization plan and reduce expenses following the unexpected reduction in Medicare reimbursement. She played an instrumental role in planning our recent restructuring activities and possesses a deep understanding of our business and financial systems, which will insure a smooth transition to her new position. In addition, Heather has a proven track record with relevant healthcare industry experience that will be a valuable asset as we continue to expand the market for CardioNet’s MCOT(TM) technology.”

Prior to joining CardioNet in May 2009, Ms. Getz was Vice President of Finance at Alita Pharmaceuticals, a privately held specialty pharmaceutical company. Ms. Getz has also held several financial management positions at VIASYS Healthcare and Sunoco, Inc. Ms. Getz is a Certified Public Accountant and received an MBA and BS in accountancy from Villanova University.

Ms. Getz commented, “I am excited to have the opportunity to expand my role at CardioNet. We are making significant progress in reducing the Company’s expenses and improving the efficiency of our operations, putting us on track to realize $15 million of expense reductions in addition to the $8 million already achieved. Our newly implemented electronic billing system and consolidated reimbursement department are delivering improved collections. I look forward to seeing these programs to fruition and believe that as they are achieved, CardioNet will be in an excellent position to benefit from the rapid adoption of our MCOT(TM) system.”

Mr. Thurman concluded, “Marty Galvan has been an important member of the CardioNet executive team, particularly in guiding the Company from private to public ownership during a high growth period for the business. The Board of Directors and I would like to thank Marty for his contributions to the Company and wish him well in the future.”

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.

CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT(TM)). More information can be found at http://www.cardionet.com.

SOURCE: CardioNet, Inc.

CardioNet, Inc.
Liz Watts
Investor Relations
800-908-7103
investorrelations@cardionet.com